Exhibit 4.1

MASTER AGREEMENT
This master agreement (the “Master”) is dated as of March 3, 2021 and effective as from 1 January 2021.
BETWEEN:
(1)
DYNAGAS LNG PARTNERS LP, a company incorporated under the laws of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“DLNG”) on its own account and as agent for and on behalf of each of its existing wholly owned subsidiaries (as set out in Schedule 1) (“SPVs”) as well as any future LNG vessel owning subsidiaries wholly owned by DLNG (“Future SPVs”) (the SPVs and Future SPVs jointly referred to as the “DLNG SPVs”);

(2)	DYNAGAS LTD., a company incorporated under the laws of Liberia and having its registered office at 80 Broad Street Monrovia Liberia (the “Manager”);
(each a “Party” and together the “Parties”).
WHEREAS:
(1)
Each SPV: (i) owns one LNG Carrier already on the water and is a wholly owned subsidiary of DLNG; (ii) may in the future own or control LNG carriers purchased or chartered in (together the “Vessels”). References to “control” or “controlled” herein means owned or chartered.

(2)
The Manager has provided and continues to provide technical and commercial management services to the SPV’s. Each of the SPVs and the Manager have previously entered into various technical and commercial management agreements, as amended and supplemented from time to time (the “Existing Management Agreements”).

(3)	The Parties have agreed on a standard set of terms for technical and commercial management services, which shall be applicable to all Vessels.
(4)
The standard set of terms for the technical and commercial management services to be provided to the Vessels is hereby attached as Annex I (“Standard Management Terms”) and forms an integral part of this Master.

(5)
This Master together with the Standard Management Terms as confirmed and amended by the terms and conditions in the appliable Confirmation (as defined below) will amend, restate and supersede the Existing Management Agreements.

(6)
The Parties have agreed that the Management Fee in the Standard Management Terms shall, as of the Effective Date, amount to $2,750 per day per Vessel compared to $3,167 per day per Vessel under the Existing Management Agreements and in consideration of such reduction the Parties have agreed to this Master Agreement and the Standard Management Terms.

NOW THEREFORE
in consideration of the payment of $1 by each Party to the other, the receipt and sufficiency of which is acknowledged by each
IT IS AGREED
as follows:
(1)	The Standard Management Terms contain the terms and conditions relating to the technical and commercial management services to be provided by the Manager to each Vessel controlled by the DLNG SPVs.

(2)
All owned or controlled Vessels, existing and future will be governed by the Standard Management Terms as confirmed and amended by the terms and conditions in a written confirmation (substantially in the form set out in Schedule 2 executed by and between DLNG as agent for and on behalf of the relevant DLNG SPV on the one hand and the Manager on the other hand (the “Confirmation”).

(3)
The management services to be provided by the Manager pursuant to the Standard Management Terms as amended by the terms and conditions detailed in the Confirmation shall be effective as from January 1, 2021 for the SPV’s and as of the date prescribed in the Confirmation for the Future SPV’s (the “Effective Date”).

(4)
The Standard Management Terms (as applicable) as amended by the terms and conditions detailed in the Confirmation will supersede the terms of the Existing Management Agreements as from the Effective Date; provided that the Parties agree that the Existing Management Agreements will be terminated with no further effect and no liability to the parties thereto as of the Effective Date notwithstanding the applicable duration and notice provisions as provided in the Existing Management Agreements

(5)	This Master may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
(6)	The governing law and dispute resolution provisions in Clause 23 of the Standard Management Terms shall apply to this Master.
(7)	No provision of this Master shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Master.
IN WITNESS WHEREOF this Master has been executed the day and year first above written.
Signed by	)
For and on behalf of	)	/s/ Michael Gregos
Dynagas LNG Partners L.P.	)	Michael Gregos

Signed by	)	/s/ Efstratios Athanasakos
For and on behalf of	)	Efstratios Athanasakos
Dynagas Ltd.	)

Schedule 1 – List of SPV’s

Number	Entity	Vessel
1	Pegasus Shipholding S.A.	Clean Energy
2	Lance Shipping S.A.	Ob River
3	Seacrown Maritime Ltd.	Amur River
4	Fareastern Shipping Limited	Arctic Aurora
5	Navajo Marine Limited	Yenisei River
6	Solana Holding Ltd.	Lena River

Schedule 2– Form of Confirmation to Master Agreement Dated 3rd March, 2021

VESSEL NAME	VESSEL DETAILS	REGISTERED OWNER OR DISPONENT OWNER	DATE OF ENTRY INTO DLNG FLEET	DATE OF ENTRY INTO MANAGEMENT ON STANDARD MANAGEMENT TERMS (THE “EFFECTIVE DATE”)	NOTES/AMENDMENTS TO STANDARD MANAGEMENT TERMS

Dynagas LNG Partners as agent for and on behalf of [Insert Name of DLNG SPV]
Name:
Position:
Date:

Dynagas Ltd.
Name:
Position:
Date:

Annex 1 – Standard Management Terms

BIMCO	SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT PART I
1. Place and date of Agreement	2. Date of commencement of Agreement (CIs. 2, 12, 21 and 25)
3. Owners (name, place of registered office and law of registry) (CI. 1)	4. Managers (name, place of registered office and law of registry) (CI. 1)
(i) Name: As per Confirmation	(i) Name: Dynagas Ltd.
(ii) Place of registered office:	(ii) Place of registered office: Poseidonos Ave. & 2 Foivis Street 166-74 Glyfada, Athens, Greece
(iii) Law of registry:	(iii) Law of registry: Liberia
5.   The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification  number. If the Company is a third party then also state  registered office and principal place of business) (CIs. 1  and 9(c)(i))
(i)  Name: Dynagas Ltd.
6. Technical Management (state "yes" or "no" as agreed) (CI. 4) YES 7. Crew Management (states "yes" or "no" as agreed) (CI. 5(a)) YES
(iii) IMO Unique Company Identification number: 5289555 (iii) Place of registered office: Liberia	8. Commercial Management (state "yes" or "no" as agreed) (CI. 6) YES
(iv) Principal place of business: See Box 4(ii).
9. Chartering Services period (only to be filled in if "yes" stated in Box 8) (Cl. 6(a))	10. Crew Insurance arrangements (state "yes" or "no" as agreed)
12 months	(i) Crew Insurances* (CI. 5(b)): YES (P&l)
(ii) Insurance for persons proceeding to sea onboard (CI. 5(b)(i)): YES (P&l)
* only to apply If Crew Management (CI. 51(a)) agreed (see Box 7)
11. Insurance arrangements (state "yes" or "no" as agreed) Cl. 7 YES	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) (CI. 10(a)(iv)) FD&D, Kidnap and Ransom, Loss of Hire
13. Interest (state rate of interest after due date to outstanding sums) (CI. 9(a)) 3% over LIBOR	14. Annual management fee (state annual amount) (CI. 12(a)) See Clause 30
15. Manager's nominated account (CI. 12(a)) Managers to advise	16. Daily rate (state rate for days in excess of those agreed in budget) (CI. 12(c)) USD 500
17. Lay-up period / number of months (Cl. 12(d)) 12 months
18. Minimum contract period (state number of months) (CI. 21(a)) 120 months	19. Management fee on termination (state number of months to apply) (CI. 22(g)) 6 Months
20. Severance Costs (state maximum amount) (CI. 22(h)(ii)) As per actual expenses on a cost pass through basis	21. Dispute Resolution (state alternative CI. 23(a), 23(b) or 23(c); if CI. 23(c) place of arbitration must be stated) (CI. 23) CI 23 (a)
22. Notices (state full style contact details for serving notice and communication to the Owners) (CI. 24)

Dynagas LNG Partners LP
Trust Company Complex, Ajeltake Road
Ajeltake  Island, Majuro, Marshall Islands MH96960
Email: management@dynagaspartners.com

23. Notices (state full style contact details for serving notice and communication to the Managers) (CI. 24)
Dynagas Ltd.
Poseidonos Ave. & 2 Foivis Street
166-74 Glyfada, Athens, Greece
Email: lngcoordination@dynagas.com
Fax: +30-2109680571

SHIPMAN 2009 Standard ship management agreement	PART 1

(Continued)
It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel or Vessels), "B" (Details of Crew), "C" (Budget), "D" (Associated Vessels) and "E" (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C", "D" and "E" shall prevail over those of PART II to the extent of such conflict but no further.
Signature(s) (Owners)	Signature(s) (Managers)

ANNEX "A" (DETAILS OF VESSEL OR VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement:
Name of Vessel:
Particulars of Vessel:    As per Confirmation

ANNEX "B" (DETAILS OF CREW)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement:
Details of Crew:
Numbers          Rank          Nationality

Not Applicable

ANNEX "C" (BUDGET)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement:
Managers’ initial budget with effect from the commencement date of this Agreement (see Box 2):

Not Applicable

ANNEX "D" (ASSOCIATED VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.
Date of Agreement:
Details of Associated Vessels:
Not Applicable

ANNEX "E" (FEE SCHEDULE)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Not Applicable

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SECTION 1 – Basis of the Agreement

1.	Definitions
In this Agreement (together with the Confirmation, any additional clauses of even date herewith and any Annexes hereto (the “Agreement”)) save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:
"Company" (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).
"Crew" means the personnel employed on the Vessel from time to time ~~of the numbers, rank and nationality specified Annex "B" hereto.~~
"Crew Insurances" means insurance of liabilities in respect of crew risks which shall include but not be limited to death (including transport of deceased crew), permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).
"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.
"Flag State" means the State whose flag the Vessel is flying.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.
"ISPS Code" means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.
"Managers" means the party identified in Box 4.
"Management Services" means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.
"Owners" means LNG carriers owned and operated by the DLNG SPV’s during the Term ~~the party identified in~~ Box 3.
“Permitted Owner” means collectively, Mr. George Prokopiou, his direct lineal descendants; any trust, foundation or other similar entity created for the benefit of one or more of the above persons; and any corporation or other legal entity beneficially owned (at least as to 100% of (i) its issued and outstanding share capital or (ii) its issued and outstanding voting share capital) and controlled by any of the above persons.
"Severance Costs" means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.
"SMS" means the Safety Management System (as defined by the ISM Code).
"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.
“Term” has the meaning given to in Clause 21
"Vessel" means the vessel or vessels details owned by the Owners ~~of which are set out in Annex "A" attached hereto.~~
“Voting Securities” means securities of all classes of an entity entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such entity.
2.	Commencement and Appointment
With effect from the Effective Date ~~date stated in~~ Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.
3.	Authority of the Managers
Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to

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perform the Management Services in accordance with sound international ship management practice, including but not limited to compliance with all relevant rules and regulations and all relevant requirements under any charter party which the Owner may enter from time to time.

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SECTION 2 – Services

4.	Technical Management
(only applicable If agreed according to Box 6).
The Managers shall provide technical management which includes, but is not limited to, the following services:
(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;
(b)	ensuring compliance with the ISM Code;
(c)	ensuring compliance with the ISPS Code;
(d)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;
(e)
arranging and supervising dry dockings, surveys, inspections, repairs, alterations and the maintenance of the Vessel and the Vessels’ equipment to the standards agreed with the Owners and in compliance with the obligations of the Owners (or their lawful successors) under and throughout the duration of any time charter party the Owner enters into from time to time, provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society (free of overdue requirements and recommendations and, if there are any such overdue requirements and/or recommendations, the Managers shall promptly notify and consult with the Owners and present a plan for rectification for the Owners’ consideration), and with the law of the Flag State and of the places where the Vessel is required to trade, and in order to keep the Vessel in good efficient and seaworthy condition and otherwise to ensure that the Vessel is in compliance with requirements of the charter parties the Owner has entered into;

(f)	arranging the supply of necessary stores, spares and lubricating oil;
(g)	appointing surveyors, service engineers and technical consultants as the Managers may consider from time to time to be necessary;
(h)
in accordance with the Owners’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel;

(i)	arranging for the supply of provisions unless provided by the Owners;
(j)	arranging for the sampling and testing of bunkers;
(k)	subject as is provided in any charter party in force in respect of the Vessel, the arrangement of the loading and discharging from time to time of the Vessel and all matters pertaining thereto;
(l)	arranging port services;
(m)
ensure that the Vessel is compatible with existing primary LNG liquefaction terminals, regasification terminals and ship/shore interfaces and to maintain such compatibility and all necessary certificates and documentation;

(n)	undertake vessel-terminal compatibility studies as requested by Owners;
(o)	the handling and (subject to the final approval of the Owners) settlement of all insurance, average, salvage and other claims in connection with the Vessel and matters pertaining thereto.;
5.	Crew Management and Crew Insurances
(a)	Crew Management
(only applicable if agreed according to Box 7)
The Managers shall throughout the period of this Agreement provide sufficient, suitably trained, experienced, qualified and certificated Crew who shall comply with the requirements of STCW 95 and any charter party the Owner enters into from time to time. The provision of such crew management services includes, but is not limited to, the following services:
(i)
selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member's country of domicile;

(ii)
ensuring that the applicable requirements of the law of the Flag State or as set out in any charter party in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew's tax and social insurance, are satisfied;

(iii)
ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

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(iv)	ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;
(v)	arranging transportation of the Crew, including repatriation;
(vi)
the training of the Crew and supervising their efficiency and competence, consistent with Owners’ requirements but in any event never less than the applicable international or Flag State standard for LNG vessels;

(vii)	conducting union negotiations;
(viii)
if the Managers are the Company, ensuring that the Crew, on joining the Vessel are given proper familiarisation with their duties in relation to the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

~~(ix)~~	~~if the Managers are not the Company:~~
~~(1) ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and~~
~~(2) instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.~~
~~(x)~~	~~Where Managers are not providing technical management services in accordance with Clause 4 (Technical Management):~~
~~(1) ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and~~
~~(2) ensuring that in the event that the Owners’ drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;~~
(xi)
ensuring that a sufficient number of Crew are trained, experienced, qualified and certificated in accordance with the applicable standards then required under any charter party entered into from time to time;

(xii)	ensuring that each member of the Crew shall hold all certificate(s) required for his/her position which are valid and unexpired during the whole time he/she is onboard the Vessel and;
(xiii)	maintaining for all Crew members a record of expiry dates of all their certificates and procuring the renewal of the certificates well in advance of their expiry dates.
(b)	Crew Insurances
(only applicable if Sub-clause 5(a) applies and if agreed according to Box 10)
The Managers shall throughout the period of this Agreement provide the following services:
(i)
arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type of the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);

(ii)	ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub-clause 5(b)(i);
(iii)	ensuring that all premiums or calls in respect of the insurances in Sub-clause 5(b)(i) are paid by their due date;
(iv)
if obtainable at no additional cost, ensuring that insurances in Sub-clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.

(v)
providing written evidence, to the reasonable satisfaction of the Owners, of the Managers' compliance with their obligations under Sub-clauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub-clause 5(b)(i).

The Owners shall ensure that the Managers hold sufficient funds to enable the Managers to comply with sub-clause 5(b)(iii) (provided the Managers shall have provided sufficient notice to the Owners of a requirement for funds where additional funds are required to enable the Managers to comply with sub-clause 5(b)(iii)).
6.	Commercial Management
(only applicable if agreed according to Box 8).

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The Managers shall provide the following services for the Vessel in accordance with the Owners' instructions, which shall include but not be limited to:
(a)
Seeking, developing and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;

(b)	arranging for the provision of bunker fuels of the quality specified by the Owners as required for the Vessel's trade,
(c)
voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the Charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and Expenses Paid on Behalf of Owners);

(d)	issuing voyage instructions;
(e)	appointing agents;
(f)	appointing stevedores;
(g)	arranging surveys associated with the commercial operation of the Vessel;
(h)
carrying out the necessary communications with the shippers, charterers and others involved with the receiving and handling of the Vessel at the relevant loading and discharging ports, including sending any notices required under the terms of the Vessel’s employment at the time;

(i)
invoicing on behalf of the Owners all freights, hires, demurrages, outgoing claims, refund of taxes, balances of disbursements, statements of account and other sums due to the Owners and account receivables arising from the operation of the Vessel and, upon the request of the Owners, issuing releases on behalf of the Owners upon receipt of payment or settlement of any such amounts and;

If any of the services under Sub-clauses 6(a), 6(b) and 6(c) are to be excluded from the Management Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub-clause 12(e)
7.	Insurance Arrangements
(only applicable if agreed according to Box 11).
The Managers shall arrange insurances in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.

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SECTION 3 – Obligations

8.	Managers' Obligations
(a)
The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.
(b)
Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

9.	Owners' Obligations
(a)
The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:
(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers as the Company as required to comply with the ISM and ISPS Codes;
(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and
(iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers' safety management system.
(c)	Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:
(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;
 (ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization;
(iii)  procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and
d)	unless otherwise agreed, arrange for the supply of provisions at their own expense. Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall:
(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners' Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners' account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;
(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. ~~If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-~~clause 22(e)~~;~~ and
(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.
(e)
~~Where the Managers are not the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.~~

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SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10.	Insurance Policies
The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:
(a)	at the Owners' expense, the Vessel is insured for not less than its current market value or entered for its full gross tonnage, as the case may be for:
(i)	hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;
(ii)
protection and indemnity risks (including but not limited to pollution risks, diversion expenses and~~, except to the extent insured separately by the Managers in accordance with Sub-~~clause(b)(i), Crew Insurances);

NOTE: If the Managers are not providing crew management services under Sub-clause 5(a)(Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub-clause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see Sub- clause 10(a)(ii) above).
(iii)	war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and
(iv)	such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12)
Sub-clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar size and type to the Vessel, with sound reputable insurance companies, underwriters or associations ("the Owners' Insurances");
(b)	all premiums and calls on the Owners’ Insurances are paid by their due date;
(c)
the Owners' Issuances name the financiers of the Vessel, the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured (or co-assured as the case may be), with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners' Insurances and the Owners shall indemnify the Managers in respect thereof.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and~~, if reasonably achievable,~~ that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement and;
(d)
written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners’ compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

11.	Income Collected and Expenses Paid on Behalf of Owners
(a)
Except as provided in Sub-clause 11(c) all monies collected by the Managers under the terms of this Agreement (including working capital received by the Managers pursuant to Clause 13, but excluding other monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners. ~~in a separate bank account.~~

(b)
All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners ~~in the account referred to under Sub-clause 11(a)~~ but shall in any event remain payable by the Owners to the Managers on demand. Furthermore and without prejudice to the generality of the provisions of this Clause 11, the Managers shall, subject to being placed in funds by the Owners, arrange for the payment of all ordinary charges incurred in connection with the Management Services, including, but not limited to, all canal tolls, port charges, amounts due to any governmental authority with respect to the crew and all duties and taxes in respect of the Vessel, the cargo, hire or freight (whether levied against the Owners), insurance premiums, advances of balances of disbursements, invoices for bunkers, stores, spares, provisions, repairs and any other material and/or service in respect of the Vessel.

(c)	All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.
12.	Management Fee and Expenses
(a)
The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The management fee shall be payable to the Managers’ nominated account stated in Box 15.

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(b)	The management fee shall be subject to ~~an annual review~~ adjustment in accordance with Clause 30 ~~and the proposed fee shall be presented in the annual budget in accordance with Sub-~~clause 13~~(a).~~
(c)
The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery and the management fee shall include all postage and communication expenses. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for ~~postage and communication expenses~~, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services. Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16.

(d)
If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties. If the Managers are providing crew management services in accordance with Sub-clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners' account. ~~If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub- clause 22(e)~~

(e)	Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.
13.	Budgets and Management of Funds
(a)
Managers will be preparing budgets in connection with, inter alia, the provision of the  Management Services which the Managers will be submitting for as the Owners reasonably require~~. The Managers’ Initial budget is set out in Annex “C” hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than one three months before the end of the budget year.~~

(b)
The Owners shall state to the Managers in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. If the Owners do not respond within one month of presentation, the proposed annual budget shall be deemed to be accepted. ~~The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the management fee, either party may terminate this Agreement in accordance with Sub-clause 22(e).~~

(c)
Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any unbudgeted, contingency and occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

(d)
The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers' offices or by electronic means, provided reasonable notice is given by the Owners.
(e)	Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

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SECTION 5 – Legal, General and Duration of Agreement

14.	Trading Restrictions
If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew's employment.
15.	Replacement
If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service.  If the Managers have failed to fulfil their obligations in providing suitable, qualified Crew within the meaning of Sub-clause 5(a) (Crew Management), then such replacement shall be at the Managers' expense.
16.	Managers' Right to Sub-Contract
The Managers shall not subcontract any of their obligations hereunder, without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.
17.	Responsibilities
(a)
Force Majeure - Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i)	acts of God;
(ii)	any Government requisition, control, intervention, requirement or interference;
(iii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;
(iv)	riots, civil commotion, blockades or embargoes;
(v)	epidemics;
(vi)	earthquakes, landslides, floods or other extraordinary weather conditions;
(vii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;
(viii)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and
(ix)	any other similar cause beyond the reasonable control of either party.
(b)	Liability to Owners
(i)
Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ~~ten (10)~~ one (1) time~~s~~ the annual management fee payable hereunder.

(ii)
Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities

(c)
Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub-clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

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(d)
"Himalaya" – It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18.	General Administration
(a)
The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the operation of the Vessel or claims or disputes involving third parties.

(b)
The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.
(d)
The Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise.

(e)
On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code, ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.
(f)	The Owners shall arrange for the provision of any necessary guarantee bond or other security.
(g)	Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.
19.	Inspection of Vessel
The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.
20.	Compliance with Laws and Regulations
The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.
21.	Duration of the Agreement
(a)
This Agreement shall come into effect at the date stated in Box 2; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 (the “Term”) or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination).  Upon expiry of the Term, this Agreement shall automatically be renewed for a further five-year period if notice of termination is not provided by the Owners in the fourth quarter of the year immediately preceding the end of the respective Term until terminated by either party by giving notice to the other.

(b)
Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22.	Termination
(a)	Owners' or Managers' default
If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default. If the Manager is convicted of, or admits guilt for, a crime, then the Owner shall be entitled to terminate the Agreement with immediate effect by notice in writing.

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(b)	Notwithstanding Sub-clause 22(a):
(i)
The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel~~, details of which are listed in Annex D~~, shall not have been received in the Managers' nominated account within ten days of receipt by the Owners of the Managers' written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii)
If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade or operations, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii)
If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

(c)	Extraordinary Termination
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.
(d)	For the purpose of Sub- clause 22(c) hereof:
(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel's owners cease to be the registered owners of the Vessel;
(ii)
the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel's underwriters in respect of its constructive total loss or if such agreement with the Vessel's underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and

(iii)
the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel's underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii).

(e)
in the event the parties fail to agree ~~the annual budget in accordance with Sub-clause 13(b), or to agree a change of flag in accordance with Sub-clause 9(d)(ii) , or to agree to~~ a reduction in the Management Fee in accordance with Sub-clause 12(d), either party may terminate this Agreement by giving the other party not less than one month's notice the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f)
This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed or if it suspends payment ceases to carry on business or makes any special arrangement or composition with its creditors.

(g)
In the event of the termination of this Agreement for any reason other than default by the Managers (any such termination being by agreement by the Owners and the Managers) the management fee payable to the Managers according to the provisions of Clause 12 (Management Fee and Expenses), shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination.  If Box 19 is left blank then ninety (90) days shall apply.

(h)	In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):
(i)
the Owners shall continue to ~~pay~~ reimburse the Managers for Crew Support Costs during the said further period of the number of months stated in Box 19, provided that any single payment of Crew Support Costs that is not in the ordinary course shall not be incurred by the Managers without the Owners’ prior written consent, otherwise such payment shall not be reimbursed by the Owners; and

(ii)
the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(i)
On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(j)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

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23.	BIMCO Dispute Resolution Clause
(a)
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
~~(b)~~
~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~
~~(c)~~
~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

(b)	Notwithstanding Sub-clauses 23(a), above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.
(i)	In the case of a dispute in respect of which arbitration has been commenced under Sub-clauses 23(a), above, the following shall apply:
(ii)
Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(iii)
The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iv)
If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(v)	The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.
(vi)
Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vii)	Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.
(viii)
The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)
(c)	If Box 21 in Part I is not appropriately filled in, Sub-clause 23(a) of this Clause shall apply.
Note: Sub-clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21. Sub-clause 23(d) shall apply in all cases.

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24.	Notices
(a)
All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a).
(b)	Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:
(i)	if posted, on the seventh (7th) day after posting;
(ii)	if sent by facsimile or electronically, on the day of transmission; and
(iii)	if delivered by hand, on the day of delivery.
And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.
25.	Entire Agreement
~~This Agreement constitutes the entire agreement between the parties regarding the Management Services and no promise, undertaking, representation, warranty or statement by either party regarding the Management Services prior to the date stated in~~ Box 2 ~~shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.~~
26.	Third Party Rights
Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.
27.	Partial Validity
If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.
28.	Interpretation
In this Agreement:
(a)	Singular/Plural
The singular includes the plural and vice versa as the context admits or requires.
(b)	Headings
The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.
(c)	Day
"Day" means a calendar day unless expressly stated to the contrary.
Additional Clauses
Any additional clauses attached hereto together with the Confirmation, any subsequent addenda, schedules, appendices or otherwise, shall be construed as an integral part of this Agreement and shall be interpreted accordingly.

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RIDER CLAUSES
FROM SHIPMAN 2009 STANDARD SHIPMAMANGEMENT AGREEMENT

29.	Commercial Services
In addition to any commercial services provided under this Agreement, the Manager shall provide the following commercial services to the Owners:
(a)
Conducting a thorough assessment of the market on specific issues, seeking the possible employment of the Vessel based on constant contacts of the Managers with their brokering and chartering connections and generally, carrying out worldwide market research and providing consultancy services as the Owners may from time to time specifically require;

(b)	Keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving charterers or other third parties under any charter.
(c)
Initiate, handle and defend all actions and other legal proceedings and demands arising in connection with the employment of, and the provision of services relating to, the Vessel and arising under any charter.

30.	Management Fees
In consideration of the Manager providing the services herein, the Owners shall pay the Manager the following management fees from the Effective Date:
(a)
a fee of US$2,750 per day per Vessel, payable monthly in arrears (the “Management Fee Period”) (pro-rated to reflect the number of days that the Owners owns the Vessel during the applicable quarter), which amount shall be payable on the first of every month (the “Payment Date”). The Management Fee shall then be increased by 3% annually on 1 January each year, commencing on 1 January 2022.  The Management Fees for the Vessel payable pursuant to this clause, may be further adjusted upwards if the Manager has incurred a material unforeseen increase in the cost of providing the Management Services, by an amount to be agreed between the Manager and the Owners, each acting in a commercially reasonable manner.

(b)
a fee equal to 1.25% calculated on the aggregate of the gross freight, charter hire, ballast bonus or other income obtained for the employment of the Vessel during the Term of this Agreement, payable to the Manager monthly in arrears, only to the extent such freight, charter hire, ballast bonus or other income is received as revenue.  Such fee will be payable in USD. For the avoidance of any doubt and regardless of anything stipulated in this Agreement, such chartering commissions shall survive the termination of this agreement until the termination of the charter party in force at the time or termination of any other employment arranged under all circumstances including but not limited to a Change of Control as defined in Clause 32.

(c)
It is acknowledged that under the Existing Management Agreements the Owners stated in Schedule 1 have placed with the Manager for the duration of this agreement an amount equal to $1.35 million as security (the “Existing Security”) which shall continue to be maintained by the Manager for the duration of this agreement.   Future SPV’s shall place with the manager for the duration of this agreement an amount equal to $225,000 per Vessel as security.

(d)
Such amounts as are necessary to reimburse the Manager for all out-of-pocket costs and expenses, to include travelling, legal assistance and all extraordinary expenses in connection with technical and/or operational assistance and other unexpected expenses, incurred in connection with the provision of the Management Services

(e)
The Owners hereby acknowledge that any capital expenditure, financial costs, operating expenses for the Vessel and any general and administrative expenses of the Owners whatsoever are not covered by the management fees and any such expenditure, costs and expenses shall be

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paid fully by the Owners, whether directly to third parties or by payment to such third parties through the Manager and to the extent incurred by the Manager, shall be reimbursed to it by the Owners. The said capital expenditure, financial costs, operating expenses for the Vessel and general and administrative expenses include, without limiting the generality of the foregoing, items such as:
i.	fees, interest, principal and any other costs due to the Owner's financiers and their respective advisors;
ii.
all voyage expenses and vessel operating and maintenance expenses relating to the operation and management of the Vessels (including crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, vetting expenses, etc.);

iii.
any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, auditors, insurance advisors or any other third parties whatsoever appointed by the Manager whether in its name or on behalf and/or in the name of the Owners;

iv.	applicable deductibles, insurance premiums and/or P&I calls;
31.	Right to Receive Management Fee in DLNG Common Units
The fees described in Section 30(a) and (b) above (together the “Management Fees”) shall, at the option of the Manager be payable in either United States Dollars or common units representing limited partnership interests of DLNG (the “Unit Payment”).
a)
If the Manager wishes to receive the Management Fees in Unit Payment, the Manager will provide written notice to the Owner no later than 5 business days prior to the date such Management Fees would be due (the “Due Date”).  The Owner shall use its commercially reasonable efforts to cause the Unit Payment to be issued to the Manager on or about the Payment Date.

b)
If the Unit Payment election is made, the number of common units representing limited partnership interests of DLNG (the “DLNG Units”) to be issued to the Manager as Unit Payment shall be calculated by dividing the Management Fees owed to the Manager for the Management Fee Period by the average daily volume weighted average price per unit of DLNG’s units as calculated by Bloomberg for each day of the Management Fee Period and the quotient (rounded up to the nearest whole number) shall be the number of DLNG Units issued to the Manager as payment in full of the Management Fees. The Unit Payment will be made pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or another available exemption from the registration requirement under the Securities Act, and any DLNG Units that may be issued to the Manager will bear a standard Securities Act restrictive legend; provided that the Manager agrees to provide all documentation and information reasonably requested by Owner in connection with the issuance of the Unit Payment. The Manager agrees that all sales, transfers, or other dispositions of DLNG Units issued pursuant to Unit Payments shall be made in strict compliance with DLNG’s policies and procedures and all applicable laws, including the U.S. securities laws.

c)	The Manager may nominate any entity to receive the Unit Payment so long as such entity agrees to be bound by the relevant provisions of this Master.
32.	Change of Control
The Manager may terminate this Agreement at any time upon ten (10) business days’ prior written notice to the Owners in the event that DLNG undergoes a “Change of Control”. If this Agreement is terminated under Clause 32, the Owners shall pay to the Manager an amount equal to the net present value calculated at a discount rate of five per cent (5%) per annum of the total aggregate Management Fees to which the Manager would be entitled under Clause 30 from the date of such termination to the end of the Term being 30 June in the tenth year following the date of termination, based on the number of Vessels managed at the date of termination.  For the purposes of this Master, “Change of Control” means the occurrence of any of the following with respect to DLNG, the Owner, any of the DLNG SPVs, Dynagas Operating LP, Dynagas Equity Holding Ltd., Arctic LNG Carriers Ltd (together the (“DLNG Entities” and each individually a “DLNG Entity”)):

PART II
SHIPMAN 2009
Standard ship management agreement

a)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of a DLNG Entity’s or its subsidiaries’ assets, taken as a whole, to any Person other than to a Permitted Owner;

b)	an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of a DLNG Entity;
c)
the consummation of any transaction (including any merger or consolidation) the result of which is that any Person, other than a Permitted Owner, becomes the beneficial owner, directly or indirectly, of a majority of a DLNG Entity’s Voting Securities, measured by voting power rather than number of shares;

d)
the consolidation of a DLNG Entity with, or the merger of a DLNG Entity with or into, any Person, other than a Permitted Owner or the consolidation of any Person, other than a Permitted Owner, with, or the merger of any Person, other than a Permitted Owner, with or into, a DLNG Entity, in any such event pursuant to a transaction in which any of the common stock outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where a DLNG Entity’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee Person constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee Person immediately after giving effect to such issuance; or

e)
a change in directors after which a majority of the members of the Board of Directors are not directors who were either nominated by, appointed by or otherwise elected with the approval of current board members at the time of such election.